EXHIBIT (8)(a)(1)
Amendment No. 5 to Participation Agreement (AIM)

AMENDMENT NO. 5
PARTICIPATION AGREEMENT
     The Participation Agreement (the “Agreement”), dated December 18, 1996, as amended, by and among AIM Variable Insurance Funds, a Delaware trust, A I M Distributors, Inc., a Delaware corporation, and ML Life Insurance Company of New York, a New York life insurance company, is hereby amended as follows:
     Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:
SCHEDULE A

FUNDS AVAILABLE UNDER THE	SEPARATE ACCOUNTS	CONTRACTS FUNDED BY THE
CONTRACTS	UTILIZING THE FUNDS	SEPARATE ACCOUNTS
SERIES I SHARES OF: AIM V.I. Capital Appreciation Fund AIM V.I. International Equity Fund AIM V.I. Value Fund	ML of New York Variable Annuity Separate Account A ML of New York Variable Life Separate Account II ML of New York Life Variable Life Separate Account	Merrill Lynch Retirement Plus
Merrill Lynch Investor Life
Merrill Lynch Investor Life Plus
Merrill Lynch Estate Investor I
Merrill Lynch Estate Investor II
Prime Plans I, II, III, IV, V, VI, 7
Prime Plan Investor
Directed Life, Directed Life 2
Merrill Lynch Retirement Power
Merrill Lynch Legacy Power
Merrill Lynch Retirement Optimizer
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Effective as of October 5, 2001

AIM VARIABLE INSURANCE FUNDS

Attest:	/s/ Nancy L. Martin	By:	/s/ Carol F. Relihan
	Assistant Secretary		Senior Vice President

(SEAL)

A I M DISTRIBUTORS, INC.

Attest:	/s/ Nancy L. Martin	By:	/s/ Michael J. Cemo
	Assistant Secretary		President

(SEAL)

ML LIFE INSURANCE COMPANY OF NEW YORK

Attest:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
	Assistant Secretary		President

(SEAL)